Exhibit 99.1

For Immediate Release	Contact: John A. Stiles
John A. Stiles & Associates, L.L.C.
314-994-0560

AuthentiDate Holding Corp. Announces Revenue Increases
And Declines In Losses For Its Fiscal Year

Schenectady, NY—September 29, 2003—AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that revenue for the fiscal year ended June 30, 2003, increased 52% from $16,643,000 to $25,286,000. Revenue for the three month period ended June 30, 2003, was $5,795,000 compared to $5,656,000 for the same period last year.

The Company stated that the revenue increase was attributable to a sales increase in all Company segments, but specifically in the Company’s DJS and AuthentiDate segments. The sales increase in the DJS segment of $7.3 million over the prior year was due to an increase in “direct” computer hardware sales and a decline in “indirect” computer hardware sales and did not represent an increase in DJS business.

The AuthentiDate segment, which includes AuthentiDate, Inc., Trac Medical Solutions, Inc. and AuthentiDate International, experienced the most dramatic sales increase on a percentage basis, increasing from $51,000 for the fiscal year ended June 30, 2002 to $1,380,000 for the fiscal year ended June 30, 2003.

The net loss for the Company’s fiscal year 2003 as compared to fiscal year 2002 remained relatively constant at $9,839,000 or $0.50 per share. The net loss for the quarter ended June 30, 2003 was $2,881,000 or $0.14 per share as compared with $2,586,000 or $0.16 per share for the fourth quarter of fiscal 2002.

The Company noted that both the DJS and DocStar segments were profitable for the year and attributed the net loss to the AuthentiDate segment which continued to incur development expenses related to the rollout of the United States Postal Service Electronic PostMark® (EPM) service.

“We believe the sales increases indicate traction is beginning in our AuthentiDate segment,” said John Botti, AuthentiDate’s Chairman and CEO. “The ability to use the USPS EPM within Microsoft Word should soon be available, which should help us to continue to show improvements in our financial results.”

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Below is a summary of the operating results for the last two years:

	Quarter Ended		Year Ended
	June 30,		June 30,

	2003	2002	2003	2002
(In thousands)
Sales	$5,795	$5,656	$25,286	$16,643
Gross profit	1,590	1,301	6,117	4,552
Loss from operations	(2,626)	(2,515)	(9,019)	(9,088)
Net loss	(2,881)	(2,586)	(9,839)	(9,951)
Net loss per share	(.14)	(.16)	(.50)	(.69)
Cash flow	1,570	(1,868)	1,191	(6,771)

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About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells a complete line of proprietary document imaging products. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical uses the AuthentiDate service in the medical supply business.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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